As filed with the Securities and Exchange Commission on April 26, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

IMPERIAL TOBACCO GROUP PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Upton Road Bristol BS99 7UJ, England +44 117 963 6636
(Address of Principal Executive Offices)

Imperial Tobacco Group International Sharesave Plan [2005]
(Full title of the plan)

Robert Burton Associates Ltd. 2 Henderson Drive West Caldwell, NJ 07006 Attention: Carl M. Ioos (973) 882-5500	Copies to: Daniel Bushner Ashurst Broadwalk House 5 Appold Street
(Name, address, including zip code, and telephone number, including area code, of agent for service)	London EC2A 2HA, England (+44) (20) 7638 1111

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)		Proposed maximum offering price per ADS	Proposed maximum aggregate offering price(4)	Amount of registration fee
American Depositary Shares (“ADSs”) each representing two ordinary shares of 10p each of Imperial Tobacco Group PLC(1)	12,500 ADSs	(3)	$56.51	$706,375.00	$83.14

(1)       American Depositary Shares (“ADSs”) each representing two ordinary shares of 10p each, of Imperial Tobacco Group PLC, a public limited company organized under the laws of England and Wales (the “Registrant”), have been registered on a separate registration statement on Form F-6, filed with the Securities and Exchange Commission (the “Commission”) on November 2, 1998 (File No. 333-5592).

(2)       The number of ADSs being registered represents the estimated maximum aggregate number deliverable to employees in the United States pursuant to the Registrant’s International Sharesave Plan [2005] (the “Sharesave Plan 2005”).

(3)       In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional ADSs of Imperial Tobacco Group plc (the “Registrant”) that become issuable pursuant to the anti-dilution provisions of the Sharesave Plan 2005.

(4)       In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share has been calculated pursuant to Rule 457(c) under the Securities Act and is based upon the average of the high and low prices for the Registrant’s ADSs as reported on the New York Stock Exchange on April 22, 2005.

Part I Information Required in the Section 10(a) Prospectus

Item 1. Plan Information.

Not required to be filed with this Registration Statement, pursuant to Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part 1 of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement, pursuant to Rule 428 under the Securities Act and the Note to Part 1 of Form S-8.

I-1

Part II Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Imperial Tobacco Group PLC (the “Registrant”), are incorporated by reference as of their respective dates in this Registration Statement:

(a)         The Registrant’s Annual Report on Form 20-F for the fiscal year ended September 30, 2004, filed with the Commission on March 21, 2005 (File No. 1-14874 (the “Annual Report”);

(b)         All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since September 30, 2004, the end of the Registrant’s fiscal year covered by the Annual Report referred to in (a) above; and

(c)         The description of the securities to be registered contained in the Registrant’s Registration Statement on Form 20-F, filed with the Commission on October 26, 1998 (File No. 1-14874).

In addition, all documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequent filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Companies Act 1985, as amended (the “Companies Act”), provides:

309A Provisions protecting directors from liability

(1)    This section applies in relation to any liability attaching to a director of a company in connection with any negligence, default, breach of duty or breach of trust by him in relation to the company.

(2)    Any provision which purports to exempt (to any extent) a director of a company from any liability within subsection (1) is void.

(3)    Any provision by which a company directly or indirectly provides (to any extent) an indemnity for a director of :

(a)       the company, or

(b)      an associated company,

against any liability within subsection (1) is void.

This is subject to subsections (4) and (5).

(4)    Subsection (3) does not apply to a qualifying third party indemnity provision (see section 309B(1)).

(5)    Subsection (3) does not prevent a company from purchasing and maintaining for a director of:

(a)       the company, or

(b)      an associated company,

insurance against any liability within subsection (1).

(6)    In this section:

“associated company”, in relation to a company (“C”), means a company which is C’s subsidiary, or C’s holding company or a subsidiary of C’s holding company;

“provision” means a provision of any nature, whether or not it is contained in a company’s articles or in any contract with a company.

309B Qualifying third party indemnity provisions

(1)    For the purposes of section 309A(4) a provision is a qualifying third party indemnity provision if it is a provision such as is mentioned in section 309A(3) in relation to which conditions A to C below are satisfied:

(2)    Condition A is that the provision does not provide any indemnity against any liability incurred by the director:

(a)       to the company, or

(b)      to any associated company.

(3)    Condition B is that the provision does not provide any indemnity against any liability incurred by the director to pay:

(a)       a fine imposed in criminal proceedings, or

(b)       a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirement of a regulatory nature (however arising).

(4)    Condition C is that the provision does not provide any indemnity against any liability incurred by the director:

(a)       in defending any criminal proceedings in which he is convicted, or

(b)      in defending any civil proceedings brought by the company, or an associated company, in which judgment is given against him, or

(c)       in connection with any application under any of the following provisions in which the court refuses to grant him relief, namely:

(i)       section 144(3) or (4) (acquisition of shares by innocent nominee), or

(ii)      section 727 (general power to grant relief in case of honest and reasonable conduct).

(5)    In paragraph (a), (b) or (c) of subsection (4) the reference to any such conviction, judgment or refusal of relief is a reference to one that has become final.

(6)    For the purposes of subsection (5) a conviction, judgment or refusal of relief becomes final:

(a)      if not appealed against, at the end of the period for bringing an appeal, or

(b)     if appealed against, at the time when the appeal (or any further appeal) is disposed of.

(7)    An appeal is disposed of:

(a)      if it is determined and the period for bringing any further appeal has ended, or

(b)     if it is abandoned or otherwise ceases to have effect.

(8)    In this section “associated company” and “provision” have the same meaning as in section 309A.

Section 727 of the Companies Act provides:

“(1)       If any proceedings for negligence, default, breach of duty or breach of trust against an officer of a company or a person employed by a company as auditor (whether he is or is not an officer of the company) it appears to the court hearing the case that that officer or person is or may be liable in respect of negligence, default, breach of duty or breach of trust, but that he has acted honestly and reasonably, and that having regard to all the circumstances of the case (including those connected with his appointment) he ought fairly to be excused for the negligence, default, breach of duty or breach of trust, that court may relieve him, either wholly or partly, from his liability on such terms as it thinks fit.

(2)         If any officer or person as above-mentioned has reason to apprehend that any claim will nor might be made against him in respect of any negligence, default, breach of duty or breach of trust, he may apply to the court for relief; and the court on the application has the same power to relieve him as under this section it would have had if it had been a court before which proceedings against that person for negligence, default, breach of duty or breach of trust had been brought.

(3)         Where a case to which subsection (1) applies is being tried by a judge with a jury, the judge, after hearing evidence, may, if he is satisfied that the defendant or defender ought in pursuance of that subsection to be relieved either in whole or in party from the liability sought to be enforced against him, withdraw the case in whole or in part from the jury and forthwith direct judgment to be entered for the defendant or defender on such terms as to costs or otherwise as the judge may think proper.”

Article 154 of the Articles of Association of the Registrant provides:

“Subject to the provisions of the Statutes but without prejudice to any indemnity to which the person concerned may otherwise be entitled, every person who is or was at any time a Director or other officer or Auditor of the Company shall be indemnified out of the assets of the Company against all costs, charges, expenses, losses or liabilities which he may sustain or incur in or about the actual or purported execution and/or discharge of the duties of his office and/or the exercise or purported exercise of his powers or discretions and/or otherwise in relation thereto or in connection therewith, including (without prejudice to the generality of the foregoing) any liability incurred by him in defending any proceedings, whether civil or criminal, in which judgement is given in his favour or in which he is acquitted or in connection with any application under Section 144(3) or (4) or Section 727 of the [Companies] Act, which relief is granted to him the Court.”

The directors and officers of the Registrant are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act, which might be incurred by them in such capacities and against which they may not be indemnified by the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits listed on the accompanying Index to Exhibits are filed as part of, or incorporated by reference into, this Registration Statement (see Exhibit Index below).

Item 9. Undertakings.

(a)         The undersigned Registrant hereby undertakes:

(1)         To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)          to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)         to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration

Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offerings range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

(2)         That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defence of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended (the “Securities Act”) the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bristol, England on this 26th day of April, 2005.

IMPERIAL TOBACCO GROUP PLC

By	/s/ ROBERT DYRBUS
Name:	Robert Dyrbus
Title:	Finance Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below, hereby constitutes and appoints each of Robert Dyrbus, Christopher Deft, Matthew Phillips and Trevor Williams as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for such person and in such person’s name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this Registration Statement or any amendments or supplements hereto in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or such person’s substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Titles	Date

/s/ Derek Bonham	Chairman and Non-	April 26, 2005
Derek Bonham	Executive Director

/s/ Gareth Davis	Chief Executive and Director	April 26, 2005
Gareth Davis	(principal executive officer)

/s/ Robert Dyrbus	Finance Director	April 26, 2005
Robert Dyrbus	(principal financial officer and accounting officer)

/s/ David Cresswell		Manufacturing Director	April 26, 2005
David Cresswell

/s/ Frank Rogerson		Corporate Affairs Director	April 26, 2005
Frank Rogerson

/s/ Anthony Alexander		Joint Vice Chairman and	April 26, 2005
Anthony Alexander		Senior Non-Executive
Director

/s/ Iain Napier		Joint Vice Chairman and	April 26, 2005
Iain Napier		Non-Executive Director

/s/ Simon Duffy		Non-Executive Director	April 26, 2005
Simon Duffy

/s/ Sipko Huismans		Non-Executive Director	April 26, 2005
Sipko Huismans

/s/ Pierre Jungels		Non-Executive Director	April 26, 2005
Pierre Jungels

/s/ Susan Murray		Non-Executive Director	April 26, 2005
Susan Murray

/s/ David Thursfield		Non-Executive Director	April 26, 2005
David Thursfield

Authorized Representative in
the United States:

Robert Burton Associates, Inc.

By:	/s/ John J. Mercer		April 26, 2005
Name: John J. Mercer
Title: Vice President, Finance and Administration

The Plan.  Pursuant to the requirements of the Securities Act, the trustees (or other persons who administer the employee benefit plan) have duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey, on this 26th day of April, 2005.

Abacus (C.I.) Limited*

By:	/s/ Mark Le Saint	April 26, 2005
Name: Mark Le Saint
Title: Authorized Signatory

*       As trustee of the Imperial Tobacco Group PLC 2001 Employee Benefit Trust

INDEX TO EXHIBITS

Number	Description of Exhibit
4.1

Memorandum and Articles of Association of the Registrant (incorporated by reference to Exhibit 1.1 to the Registrant’s Annual Report on Form 20-F for the fiscal year ended September 30, 2003 (File No. 1-14874), filed with the Commission on February 10, 2004).

4.2

Form of Amended and Restated Deposit Agreement among the Registrant, Citibank N.A., as Depositary, and all holders and beneficial owners of American Depositary Shares evidenced by American Depositary Receipts issued thereunder, including the Form of American Depositary Receipt included therein (incorporated by reference to Exhibit 2.1 to the Registrant’s Registration Statement on Form 20-F (File No. 1-14874), filed with the Commission on October 26, 1998).

4.3	Imperial Tobacco Group International Sharesave Plan [2005].*

4.4	Custodian Agreement, dated as of April 19, 2005, between Imperial Tobacco Group PLC, acting as agent for certain of its employees, and the HSBC Bank USA.*

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.*

24.	Power of Attorney (contained in the signature page to this Registration Statement).

*       Filed herewith.